                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                           ELCOM INTERNATIONAL, INC.
                (Name of Registrant as Specified In Its Charter)


                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                                                                    July 9, 2003

To the Stockholders of Elcom International, Inc.:

      The Annual Meeting of Stockholders of Elcom International, Inc. will be held at 10:00 A.M. (EDT), on August 27, 2003, at the Holiday Inn Boston-Dedham Hotel and Conference Center, 55 Ariadne Road, Dedham, Massachusetts.

      We will be reporting on your Company's activities and you will have an opportunity to ask questions about our technology and operations.

      The Board of Directors hopes that you plan to attend the Annual Meeting personally, and we look forward to greeting you. Whether or not you expect to attend in person, the return of the enclosed Proxy as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the Annual Meeting. If you do attend the Annual Meeting, you may, of course, withdraw your Proxy should you wish to vote in person.

      On behalf of the Board of Directors and management of Elcom International, Inc., I would like to thank you for choosing to be a stockholder of our Company. We appreciate your continued support and confidence.

                                          Sincerely yours,

                                          /s/ Robert J. Crowell

                                          Robert J. Crowell

                                          Chairman and Chief Executive Officer

                            ELCOM INTERNATIONAL, INC.
                   10 Oceana Way, Norwood, Massachusetts 02062


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON AUGUST 27, 2003


      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Elcom International, Inc. (the "Company") will be held at the Holiday Inn Boston-Dedham Hotel and Conference Center, 55 Ariadne Road, Dedham, Massachusetts, on August 27, 2003 at 10:00 A.M. (EDT), for the following purposes:

      1. To fix the size of the Board of Directors at seven and to elect the Director of the class whose term of office will otherwise expire in 2003 for a three-year term ending at the Annual Meeting of Stockholders in 2006; and

      2. To transact such other business as may properly come before the Annual Meeting of Stockholders and any adjournments or postponements thereof.

      Holders of record of shares of Common Stock as of the close of business on June 30, 2003 are entitled to receive notice of and to vote at the Annual Meeting of Stockholders.

      It is important that your shares be represented at the Annual Meeting. For that reason we ask that you promptly sign, date and mail the enclosed Proxy Card in the return postage paid envelope provided or, alternatively, vote via the Internet as described on the ballot card. Stockholders who attend the Annual Meeting may revoke their Proxies and vote in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ Melinda F. Ellett

                                              Melinda F. Ellett
                                              Secretary

Norwood, Massachusetts,
July 9, 2003

                            ELCOM INTERNATIONAL, INC.
                   10 Oceana Way, Norwood, Massachusetts 02062



                                 PROXY STATEMENT

                         MAILED ON OR ABOUT JULY 9, 2003

          ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 27, 2003
                              --------------------

                               GENERAL INFORMATION

      This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Elcom International, Inc., a Delaware corporation (the "Company"), to be used at the 2003 Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held on August 27, 2003, and any adjournments or postponements thereof. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Stockholders, which accompanies this Proxy Statement.

      The accompanying Proxy is solicited by the Board of Directors of the Company and will be voted in accordance with the instructions contained thereon if it is returned duly executed and is not revoked. If no choice is specified on the Proxy, it will be voted FOR fixing the size of the Board of Directors at seven and the election of the individual nominated for election to the Board of Directors.

      The costs of any solicitation of Proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their name and the Company will reimburse them for their out-of-pocket expenses in connection therewith. In addition to solicitation by mail, the Company's Directors, officers and employees, without additional compensation, may solicit Proxies by telephone, mail and personal interview.

      The record date for determination of stockholders entitled to vote at the Annual Meeting is the close of business on June 30, 2003. On that date, there were approximately 30,901,837 shares of Common Stock of the Company outstanding and entitled to vote. The Company's Certificate of Incorporation does not provide for cumulative voting rights, and each share of Common Stock is entitled to one vote.

      At the Annual Meeting, the inspectors of election appointed by the Board of Directors for the Annual Meeting will determine the presence of a quorum and will tabulate the results of stockholder voting. Pursuant to the Company's By-Laws, the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by Proxy, constitute a quorum. Under applicable Delaware law, if a broker returns a Proxy and has not voted on a certain proposal, such broker non-votes will count for purposes of determining a quorum. The shares represented at the Annual Meeting by Proxies, which are marked, with respect to the election of Directors, "withheld" will be counted as shares present for the purpose of determining whether a quorum is present. Under applicable rules, brokers who hold shares in street name for beneficial owners have the authority to vote on certain items when they have not received instructions from such beneficial owners. Pursuant to such rules, brokers that do not receive instruction are entitled to vote with respect to fixing the size of the Board of Directors and the election of Directors.

      Pursuant to the Company's By-Laws, at the Annual Meeting, a plurality of the votes cast by the shares entitled to vote and present in person or represented by Proxy is sufficient to elect a nominee as a Director. In the election of Directors, votes may be cast in favor or withheld; votes that are withheld and broker non-votes will have no effect on the outcome of the election of Directors, so long as a plurality of the votes cast are cast for the Director nominee.

      Unless otherwise directed, the persons named in the accompanying proxy will vote FOR fixing the size of the Board of Directors at seven and the election of the Director nominee.

      All other questions and matters brought before the Annual Meeting shall be decided by the vote of the holders of a majority of the outstanding shares entitled to vote thereon present in person or represented by Proxy at the Annual Meeting, unless otherwise provided by law or by the Certificate of Incorporation or By-Laws of the Company. In voting for such other proposals, votes may be cast in favor, against or abstained. Abstentions will count as present for purposes of the proposal on which the abstention is noted and will have the effect of a vote against such proposal. Broker non-votes, however, are not counted as present and entitled to vote for purposes of determining whether a proposal has been approved and therefore, will have no effect on the outcome of any such proposal.

                                   PROPOSAL 1

                              ELECTION OF DIRECTOR

      The By-Laws of the Company provide that the Board of Directors shall consist of such number of Directors, between five and fifteen, as are elected by the stockholders from time to time. At the Annual Meeting the Company's stockholders will be asked to approve an increase in the number of Directors from six to seven. The Board is divided into three classes, with Directors serving three-year staggered terms. John W. Ortiz serves as a Class I Director, and holds office until the 2005 Annual Meeting of Stockholders; Richard J. Harries, Jr., serves as a Class II Director, and holds office until the 2003 Annual Meeting of Stockholders; and Robert J. Crowell and William W. Smith, serve as Class III Directors, and hold office until the 2004 Annual Meeting of Stockholders.

      At the Annual Meeting, one Director will be elected to serve a three-year term until the Annual Meeting in 2006 and until a successor has been duly elected and qualified. The Nominating Committee of the Board of Directors has submitted that the size of the Company's Board of Directors be fixed at seven, and that Richard J. Harries, Jr. be nominated to stand for election as Director at this Annual Meeting. The Board currently has two open Class II Director seats. If the stockholders approve fixing the number of Directors of the Board at seven, following the Annual Meeting the Board will also have one open Class I seat. The Board intends to fill any vacancies when deemed appropriate and suitable candidates are identified.

      Unless otherwise directed, the persons named in the accompanying Proxy will vote FOR fixing the size of the Company's Board of Directors at seven and FOR the election of the nominee set forth in the table below as a Director of the Company for a three-year term. In the event of the death or inability to act of the nominee, the Proxies will be voted for the election as a Director of such other person as the Board of Directors or its Nominating Committee may recommend. In no event will the accompanying Proxy be voted for more than one nominee or for persons other than Mr. Harries and any such substitute nominee.

      The following tables list the nominee for election at the Annual Meeting and those Directors who will continue in office subsequent to the Annual Meeting, and certain other information with respect to each individual.


NOMINEE FOR ELECTION AT THE 2003 ANNUAL MEETING

        NAME                              AGE                 POSITION
        ----                              ---                 --------
   Richard J. Harries, Jr. (1)(2)(3)      65                Class II Director
   of the Company

(1)   Member of the Compensation Committee.

(2)   Member of the Audit Committee.

(3)   Member of Nominating Committee.

      Richard J. Harries, Jr., a Director of the Company since December 1993, retired from IBM in 1992 after twenty-five years of service. In 1997, Mr. Harries rejoined IBM North America as a Business Partner Senior Sales Executive. He subsequently retired in 2001. During 1995 and 1996, Mr. Harries was a Director of Sales of the Institute for Software Advancement. From July 1992 to August 1995, after retiring from IBM, Mr. Harries worked as the general manager of Tascor; was a sales and marketing consultant; and was an independent distributor for Equinox, Inc. Prior thereto, from 1988 to July 1992, Mr. Harries served as a National Account Executive for IBM. During his career with IBM, Mr. Harries has held a number of executive marketing and sales management positions, including ten years of experience in IBM's National Distribution Division Reseller Channel where he was responsible for field sales and marketing programs. Mr. Harries holds a Bachelor of Arts Degree in Political Science and a Master of Arts Degree in Economics from Boston College.


VOTE REQUIRED

      The affirmative vote of a plurality of the shares of Common Stock voting in person or represented by proxy shall be required to elect the Director nominee. Unless otherwise directed, the persons named in the accompanying proxy will vote FOR the election of the Director nominee.

DIRECTORS CONTINUING IN OFFICE

    NAME                       AGE         POSITION
    ----                       ---         --------
   John Ortiz (1)(2)            79    Class I Director of the Company

   Robert J. Crowell            51    Class III Director, Chairman of the Board
                                      of Directors and Chief Executive Officer
                                      of the Company

   William W. Smith (1)(2)(3)   51    Class III Director and Vice Chairman of
                                      the Company

(1)   Member of the Compensation Committee.

(2)   Member of the Audit Committee.

(3)   Member of Nominating Committee.

      Robert J. Crowell, the Company's founder, has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since its inception in 1992. Mr. Crowell has founded and managed several companies since 1977. From May 1990 to April 1992, he was the Chairman, and from May 1990 to January 1992, Chief Executive Officer also, of JWP Information Services, Inc., a subsidiary of JWP INC. ("JWP"), with approximately $1.4 billion in 1992 revenues. From 1983 to 1990, Mr. Crowell was the Chairman and Chief Executive Officer of NEECO, Inc. ("NEECO"), a publicly-held national PC reseller which was acquired by JWP (forming JWP Information Services, Inc.) in May 1990 for approximately $100 million. From 1977 to 1983, Mr. Crowell founded and managed New England Electronics Co., Inc. (which was renamed NEECO and became a public company in 1986), and Microamerica Distributing Co., Inc. ("Microamerica"), a PC products distributor which Mr. Crowell founded in 1979 as a subsidiary of NEECO. Microamerica was later spun-off by its acquirer and subsequently merged with Softsel to form Merisel, then a PC products distributor, now a provider of software license products to resellers. Mr. Crowell also founded Professional Software, Inc. in 1980, a PC-based word processing and database software company ("Professional Software"), which was sold in 1986. Mr. Crowell holds a Magna Cum Laude Bachelor of Science degree in Accounting from the University of Massachusetts and is a Vietnam veteran.

      William W. Smith has been Vice Chairman and a Director of the Company since March 1993. Mr. Smith develops real estate and has been semi-retired since August 1991. Mr. Smith joined NEECO as a major stockholder in 1978 and served as Chief Financial Officer until its acquisition by JWP in May 1990. Mr. Smith continued to serve as Chief Financial Officer of JWP Information Services, Inc. until December 1990, then he served as a consultant until he retired in August 1991. Mr. Smith holds a Magna Cum Laude Bachelor of Science degree in Accounting from the University of Massachusetts and is a Vietnam veteran.

      John W. Ortiz, a Director of the Company since December 1993, is a retired banking executive at South Shore Bank where he was employed from 1942 to 1989, most recently as Senior Vice President and Group Head of Commercial Lending. Mr. Ortiz also presided as the president of the New England Chapter of Robert Morris Associates and as a director of the Massachusetts Higher Education Loan Corporation at times during his banking career. Mr. Ortiz is a graduate of Northeastern University's Bachelor of Arts program.


COMMITTEES OF THE BOARD OF DIRECTORS

      The Board of Directors has three standing committees: a Compensation Committee, an Audit Committee and a Nominating Committee.

      The Compensation Committee has the authority to: (i) administer the Company's stock option plans, including the selection of optionees and the timing of option grants; (ii) review and/or approve compensation and bonus payments made to Company executives; and (iii) review and monitor key employee compensation and benefits policies and administer the Company's management compensation plans. The Compensation Committee did not meet during 2002, as the Compensation Committee's actions are generally taken by unanimous written consent. The members of the Compensation Committee are Messrs. Smith (Chairman), Harries and Ortiz.

      The Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of the Company's auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, the accounting principles used by the Company in financial reporting, internal financial control procedures and the adequacy of such internal control procedures. The Audit Committee is also responsible for preapproving all audit and non-audit services performed by the Company's independent auditors. Messrs. Smith (Chairman), Ortiz and Harries serve as the members of the Audit Committee. The Audit Committee met once during 2002, with other actions(s) taken by unanimous written consent and also conducted an additional meeting in early 2003 relative to the 2002 audit. In November 2002, the Audit Committee appointed KPMG LLP as the Company's Auditors for the 2002 calendar year audit. Each of the members of the Audit Committee satisfies the independence and financial literacy requirements of the Nasdaq National Markets listing standards. We have reviewed the Company's Audit Committee charter and our Board Committee composition meets the requirements of the Sarbanes-Oxley Act of 2002 (as it is being implemented from time to time by the Securities and Exchange Commission). We intend to comply, as appropriate, with any new requirements as they become effective.

      The Nominating Committee considers the appropriate size of the Board of Directors, reviews potential candidates for election as Directors of the Company, and makes recommendations to the Board of Directors as to the size of the Board and nominees for election thereto. Messrs. Smith and Harries (Chairman) serve as the members of the Nominating Committee. The Nominating Committee does not consider stockholder nominations. The Nominating Committee did not meet during 2002, having taken its action by unanimous written consent.

      The Board of Directors met five times during the 2002 calendar year and each Director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors during the period he served as a Director, and (ii) the total number of meetings held by Committees of the Board on which he served.

DIRECTOR COMPENSATION

      Except for the grant of stock options as set forth in the following paragraph, the Company's Directors are not compensated for any meetings that they attend, but are reimbursed for expenses that are incurred in attending such meetings.


1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

      Non-employee Directors are entitled to participate in the 1995 Non-Employee Director Stock Option Plan (the "Director Plan"), adopted by the Board of Directors in October 1995, and approved by stockholders in November 1995. A total of 250,000 shares of Common Stock have been reserved for issuance under the Director Plan. The Director Plan provides for an automatic grant of an option to purchase 5,000 shares of Common Stock to each non-employee Director serving as such on October 9, 1995 or for persons who become a non-employee Director thereafter, on their date of election or appointment as applicable. Options granted under the Director Plan have a term of ten years. One-third of the shares subject to each option vest on each anniversary date of the grant of the option so long as the optionee continues to serve as a Director on such dates. The exercise price of the options is the fair market value per share of the Company's Common Stock on the date of the grant of the option, which was $14.25 per share and $8.13 per share for the 20,000 options granted pursuant to the Director Plan in 1996 and 1995, respectively. On June 1, 1998 and June 2, 1997, 20,000 additional options were granted under the Director Plan at per share prices of $4.25 and $5.875, respectively. On June 1, 1999, 15,000 options were granted under the Director Plan at a price of $6.00 per share. On June 30, 2000, 15,000 options were granted under the Director Plan at a price of $6.78 per share. During 2001, each of the non-employee Directors waived the automatic grant of an option to purchase 5,000 shares of Common Stock. The 1999 and 2000 grants were issued to Messrs. Harries, Ortiz and Smith, the Company's current non-employee Directors. On July 26, 2002, 15,000 options were granted under the Director Plan at a price of $0.20 per share. At December 31, 2002, there were 145,000 options outstanding under the Director Plan.

OTHER PLAN INFORMATION

      Certain of the Company's Plans provide for discretionary grants of options to non-employee Directors. On December 20, 1996, each of the non-employee Directors was granted an option to purchase 5,000 shares (an aggregate of 20,000 shares) under the Company's 1993 Stock Option Plan at $7.50 per share. On September 5, 2000, each non-employee Director was granted an additional 10,000 options (an aggregate of 30,000 shares) under the 2000 Stock Option Plan at a price of $6.16 per share. On September 4, 2001, each non-employee Director was granted 10,000 options (an aggregate of 30,000 options) under the 1997 Stock Option Plan at a price of $1.00. On July 26, 2002, each non-employee Director was granted 12,500 options (an aggregate of 37,500 options) under the 1997 Stock Option Plan at a price of $0.20.

                PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

      The following table sets forth the beneficial ownership of Common Stock as of May 31, 2003 by (i) each Director of the Company, (ii) any executive officer who was (a) the Chief Executive Officer and (b) an executive officer of the Company at the end of the fiscal year, as well as the individuals that were executive officers during the year ended December 31, 2002, (iii) all Directors and executive officers as a group, and (iv) each person or group known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock. All information with respect to beneficial ownership has been furnished by the respective Director or executive officer, or by reference to a public filing, as the case may be. Unless otherwise indicated below, each stockholder named below has sole voting and investment power with respect to the number of shares set forth opposite his or its respective name.

DIRECTORS AND EXECUTIVE OFFICERS                                   NUMBER OF SHARES        PERCENTAGE OF
   OTHER BENEFICIAL OWNERS (2)                                    BENEFICIALLY OWNED (1)   COMMON STOCK (1)
----------------------------------------------------------------------------------------------------------------
 CLASS I DIRECTOR - TERM EXPIRES AT THE 2005 ANNUAL MEETING
       John W. Ortiz (3)                                                  43,499                   *
 CLASS II DIRECTOR - TERM EXPIRES AT THE 2003 ANNUAL MEETING
       Richard J. Harries, Jr. (3)                                        41,499                   *
 CLASS III DIRECTORS - TERM EXPIRES AT THE 2004 ANNUAL MEETING
       Robert J. Crowell (4)                                           5,620,141                17.2%
       William W. Smith (3)                                               36,049                   *
 NAMED EXECUTIVE OFFICERS
       Peter A. Rendall (5)                                                   --                  --
       John E. Halnen (6)                                                991,033                 3.1%
       Paul J. Mueller (5)                                                    --                  --
       Scott M. Soloway (5)                                                   --                   *
       Neal E. Dwyer (3) (7)                                              17,525                   *
       Melinda F. Ellett (3) (7)                                         164,375                   *
 ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (7 PERSONS)(8)        6,914,121                20.3%

 -----------------
*    Less than 1%.

(1) In accordance with Securities and Exchange Commission rules, each beneficial owner's holdings have been calculated assuming full exercise of outstanding options and warrants to acquire Common Stock which are exercisable by such owner within 60 days after May 31, 2003, while assuming no exercise of outstanding options and warrants covering Common Stock held by any other person.

(2) For purposes hereof, the address of the Company's Directors and executive officers is the same as that of the Company: 10 Oceana Way, Norwood, Massachusetts 02062.

(3) This number represents shares of Common Stock, which the owner has a right to acquire through the exercise of stock options within 60 days of May 31, 2003.

(4) Mr. Crowell is Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Crowell's Common Stock ownership is comprised of 3,483,742 shares which he owns directly; 188,401 shares held in a revocable trust for the benefit of one of Mr. Crowell's daughters, for which Mr. Crowell serves as Trustee; 121,616 shares held by the Crowell Educational Foundation with respect to which Mr. Crowell shares the power to vote and dispose of and 1,826,382 shares which he has the right to acquire at various prices within 60 days of May 31, 2003 through the exercise of stock options. See "Executive Compensation - Option Grants in 2002, and Fiscal Year End Option Value Table."

(5) As of March 7, 2003, and March 25, 2003, Messrs. Rendall and Soloway voluntarily left the employ of the Company and their respective options terminated as of their last day of employment. Mr. Mueller's employment with the Company was terminated on August 30, 2002 and his options terminated on October 30, 2002.

(6) Mr. Halnen is President and Chief Operating Officer of the Company. Mr. Halnen's Common Stock ownership is comprised of 800 shares held in an Individual Retirement Account and 990,233 shares, which he has the right to acquire at various prices within 60 days of May 31, 2003 through the exercise of stock options. See "Executive Compensation - Option Grants in 2002, and Fiscal Year End Option Value Table."

(7) Mr. Dwyer was appointed as Vice President, Finance on March 4, 2003. Ms. Ellett was elected as Secretary by the Board of Directors on April 2, 2003.

(8) Includes 3,119,562 shares of Common Stock which the Directors and executive officers of the Company have the right to acquire within 60 days of May 31, 2003 through the exercise of stock options.


                         MANAGEMENT - EXECUTIVE OFFICERS

      The name, age and position of the Company's Executive Officers are as follows:

       Name              Age          Position
--------------------------------------------------------------------------------
  Robert J. Crowell      51     Chairman of the Board of Directors and
                                Chief Executive Officer of the Company

  John E. Halnen         36     President and Chief Operating Officer of the Company

  Neal E. Dwyer          55     Vice President, Finance

  Melinda F. Ellett      41     Secretary

      A brief resume for each of the Company's Executive Officers is set forth below. The resume of Mr. Crowell is set forth above under the heading "Directors Continuing in Office."

      John E. Halnen has been the President of the Company since November 2000 and President and Chief Operating Officer since June 2001. From December 1999 through October 2000, Mr. Halnen was President and Chief Executive Officer of Elcom Services Group, Inc. From April 1998 through December 1999, Mr. Halnen was Chief Operations Officer for Elcom Services Group, Inc. From January 1995 through April 1998, Mr. Halnen served as Vice President of Operations for Elcom Services Group, Inc. and prior to that time held other positions at Elcom Services Group, Inc. since joining the organization in October 1992. Mr. Halnen was elected to the Board of Directors on June 4, 2003.

      Neal E. Dwyer has been the Vice President, Finance of the Company since March 2003. Prior to this position, Mr. Dwyer was Controller of the Company from February 2001 through June 2002. Previously, Mr. Dwyer was Corporate Accounting Manager for the Company from January 1999 to February 2001. Prior to joining the Company, Mr. Dwyer was a Controller for Doranco Manufacturing and Distribution Company, a privately held corporation in Massachusetts. Mr. Dwyer is a 1970 graduate of Roger Williams University, cum laude and received his MBA from Providence College in Providence, Rhode Island in 1987.

      Melinda F. Ellett has been the Secretary of the Company since April 2003 and the Vice President, Business Systems Development since January 2000. From June 1998 through January 2000, Ms. Ellett was Director, Information Technology of elcom.com, inc. From December 1996 through June 1998, Ms. Ellett was Vice President, Quality Assurance of Elcom Services Group, Inc. and from May 1996 through December 1996, Ms. Ellett was Business Operations Executive. From August of 1987 through May 1996, Ms. Ellett was Director, Advanced Systems for GTSI, an IT solutions provider to federal, state, and local government customers worldwide. Prior to that time Ms. Ellett was the Manager of Purchasing for MBI, Inc.


EXECUTIVE COMPENSATION

      The table below sets forth information concerning the annual and long-term compensation for services in all capacities with respect to those persons (collectively, the "Named Executive Officers") who were (i) the Chief Executive Officer and (ii) the other executive officers of the Company at the end of the fiscal year, as well as the individuals that were executive officers during the year ended December 31, 2002.

SUMMARY COMPENSATION TABLE

                                                                                                   LONG-TERM
                                                                       ANNUAL                    COMPENSATION
                                                                    COMPENSATION (1)                AWARDS
                                                        -----------------------------------        SHARES OF
                                                                                                  COMMON STOCK
                                                                                                   UNDERLYING          ALL OTHER
            NAME AND PRINCIPAL POSITION (1)             YEAR            SALARY       BONUS        OPTION GRANTS       COMPENSATION
------------------------------------------------------------------------------------------------------------------------------------

Robert J. Crowell                                       2002          $391,731         --              790,000              $503
Chairman of the Board of Directors and                  2001          $524,000         --              300,000              $253
  Chief Executive Officer of the Company (2)            2000          $525,000         --              498,281              $382


John E. Halnen
President and Chief Operating Officer                   2002          $183,461      $56,264            505,000           $22,540
  of the Company (3)                                    2001          $225,000      $75,000            200,000                --
                                                        2000          $225,000      $56,000            110,000                --


Peter A. Rendall                                        2002          $215,077         --              505,000              $570
Chief Financial Officer and Secretary of                2001          $240,000         --              175,000                --
  the Company (4)                                       2000          $220,000      $20,000            214,313                --


Paul J. Mueller                                         2002          $115,692         --              22,500                 --
Vice President of Finance and Treasurer                 2001          $163,000         --              52,000                 --
  of the Company (5)                                    2000          $103,000      $21,000            65,000                 --


Scott M. Soloway
Vice President and General Counsel                      2002          $192,000         --              71,000                 --
  of the Company  (6)                                   2001          $195,000         --              47,000                 --
                                                        2000          $117,000      $23,000            75,000                 --

(1) No Named Executive Officer received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of such individual's salary plus annual bonus unless otherwise indicated herein.

(2) The Company and Mr. Crowell entered into an Amended and Restated Employment Agreement on June 20, 2002. See " -- Employment Contracts", " -- Executive Profit Performance Bonus Plan" and " -- Option Grants in 2002." In December 2001, Mr. Crowell's 2002 annual compensation was voluntarily reduced from $525,000 to $446,250. Subsequent to that date, in April 2002, Mr. Crowell's 2002 annual compensation was voluntarily reduced to $367,500, resulting in a total reduction in annual compensation at that time of approximately 30%. On January 6, 2003, Mr. Crowell's 2003 compensation was further voluntarily reduced to $312,375. These amounts of compensation were suspended during 2002 and first quarter of 2003 in order to assist the Company in its efforts to conserve cash. On April 2, 2003, after receiving a license fee advance from one of the Company's channel partners, Mr. Crowell's 2003 compensation was set at $446,250, a 15% reduction from his base salary. These amounts were reduced were contingently payable to Mr. Crowell upon the occurrence of one or more liquidity events as described in footnote 6(b) to the Company's December 31, 2002 audited financial statements. In April 2003, Mr. Crowell received a one time payment of $187,000 because of his compensation reductions during 2002 ($146,000) and the first quarter of 2003 ($41,000). These amounts were subsequently invested, in addition to cash of $113,000, in a private placement of debt securities convertible into Common Stock of the Company. All other compensation represents premiums paid by the Company for Group Term Life Insurance ($503 for 2002), see "Employment Contracts."

(3) On November 29, 2000, Mr. Halnen was appointed as President of the Company, and on June 12, 2001, Mr. Halnen also was appointed as Chief Operating Officer of the Company. In December 2001, Mr. Halnen's 2002 annual compensation was voluntarily reduced from $225,000 to $191,250. Subsequent to that date, in April 2002, Mr. Halnen's 2002 annual compensation was again voluntarily reduced to $180,000. On January 6, 2003, Mr. Halnen elected to forego his annual bonus opportunity of $75,000 for 2003, resulting in annual compensation of $180,000. These amounts of compensation were suspended during 2002 and first quarter of 2003 in order to assist the Company in its efforts to conserve cash. During April 2003, after receiving a license fee advance from one of the Company's channel partners, Mr. Halnen's compensation was set at $191,250, a 15% reduction from his base salary and his bonus opportunity was reinstated. These amounts were contingently payable to Mr. Halnen upon the occurrence of one or more liquidity events as described in footnote 6(b) to the Company's December 31, 2002 audited financial statements. In April 2003, Mr. Halnen received a one-time payment of $60,000 because of his compensation reductions during 2002 ($45,000) and the first quarter of 2003 ($15,000). These amounts were subsequently invested in a private placement of debt securities convertible into Common Stock of the Company. All other compensation represents premiums paid by the Company for Group Term Life Insurance ($22,540 for 2002), see "Employment Contracts."

(4) Mr. Rendall joined the Company in April 1999 and was appointed Chief Financial Officer of Elcom International on October 4, 1999 at an annual salary of $200,000 and a bonus opportunity of up to $40,000. During 2000, Mr. Rendall's annual salary was increased to $240,000 with no bonus opportunity. In April 2002, Mr. Rendall elected to reduce his 2002 annual salary by $36,000 to $204,000. On January 6, 2003, Mr. Rendall elected to reduce his salary by a further $24,000 resulting in an annual salary of $180,000. All other compensation represents premiums paid by the Company for Group Term Life Insurance ($570 for 2002), see Employment Contracts." Mr. Rendall voluntarily left the employ of the Company, effective March 7, 2003.

(5) Mr. Mueller joined the Company on March 6, 2000 at an annual salary of $125,000 and a bonus opportunity of $25,000. During 2001, Mr. Mueller's annual salary was increased to $160,000 with no bonus opportunity. Mr. Mueller's employment with the Company terminated on August 30, 2002.

(6) Mr. Soloway joined the Company on March 29, 2000 at an annual salary of $150,000 and a bonus opportunity of $30,000. During 2001, Mr. Soloway's annual salary was increased to $192,000 with no bonus opportunity. On January 6, 2003, Mr. Soloway elected to reduce his fiscal 2003 salary by $28,800, resulting in an annual salary of $163,200. Mr. Soloway voluntarily left the employ of the Company on March 25, 2003.

TRANSACTIONS WITH MANAGEMENT

        As previously disclosed, on April 23, 2003, the Company closed a private placement of approximately $920,000 of 10% Senior Convertible Debentures (the "Debentures") to accredited investors. Net cash proceeds of approximately $700,000 were realized by the Company due to the contingent liability (salaries) previously paid to Messrs. Crowell and Halnen, which amounts were invested in the Debentures. Robert J. Crowell, the Chairman and

Chief Executive Officer of the Company, John E. Halnen, the President and Chief Operating Officer of the Company, William W. Smith, the Vice Chairman and Director of the Company, and Andres Escallon, the Chief Technology Officer of the Company, each participated in the private offering (the "Company Investors"), along with institutional and other investors.

        The following provides information with respect to investments made by the Company Investors:

                Robert J. Crowell      $ 300,000
                John E. Halnen         $  60,000
                William W. Smith       $ 300,000
                Andres Escallon        $  50,000

        In April 2003, Mr. Crowell received $187,000 from the Company and Mr. Halnen received $60,000 from the Company representing a portion of their compensation which they had voluntarily suspended during 2002 and first quarter of 2003. Each of Mr. Crowell and Mr. Halnen subsequently reinvested these proceeds into the purchase of the Debentures.

        The ten year Debentures are collateralized by a security interest in substantially all of the Company's assets for a two-year period and are convertible into common stock of the Company at a conversion price equal to the average closing price of the Company's common stock over the 50 trading days ending April 22, 2003. No warrants were issued. This private placement of the Debentures will remain open until the Company receives and accepts subscriptions for at least $1,250,000 or until the offering is earlier terminated, but no later than August 29, 2003 (unless extended by the Company). The offering is exempt from the registration requirements of the Securities Act of 1933, as amended. The Debentures will not be registered under the Securities Act of 1933, or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act of 1933, and applicable state securities laws or available exemptions from the registration requirements.

STOCK OPTION PLANS

      The Company has adopted the 1995 Non-Employee Director Stock Option Plan (the "Director Plan"), The Stock Option Plan of Elcom International, Inc. (the "1993 Stock Option Plan"), The 1995 (Computerware) Stock Option Plan of the Company (the "Computerware Stock Option Plan"), The 1996 Stock Option Plan of the Company (the "1996 Stock Option Plan"), The 1997 Stock Option Plan of the Company (the "1997 Stock Option Plan"), The 2000 Stock Option Plan (the "2000 Stock Option Plan"), The 2001 Stock Option Plan, as amended and restated (the "2001 Stock Option Plan") and The 2002 Stock Option Plan (the "2002 Stock Option Plan") (collectively hereinafter the "Stock Option Plans") covering 250,000, 5,000,000, 1,000,000, 2,400,000, 3,000,000, 2,750,000, 2,400,000 and 1,800,000
shares, respectively, of the Company's Common Stock, pursuant to which officers, employees and directors of the Company, as well as other persons who render services as independent contractors to the Company, or any of its affiliates, are eligible to receive incentive stock options ("ISO's") and/or non-qualified stock options ("NQOptions"). These plans generally operate in the following manner.

      Overview of the Plans. Pursuant to the plans, "key personnel", which includes employees and outside directors of the Company or any affiliate, as well as other persons who render services as independent contractors to the Company, or any of its affiliates, who in the judgment of the Compensation Committee, are important to the successful operation of the Company or an affiliate, are eligible to receive stock options. Stock options may include NQOptions, which may be granted to any key personnel, and/or ISO's, which may only be granted to employees of the Company or a subsidiary.

      The plans are administered by the Compensation Committee of the Board (the "Committee"), presently comprised of Messrs. Harries, Ortiz and Smith. Members of the Committee must be persons who qualify as "outside directors" under
Section 162(m) of the Internal Revenue Code and who are "non-employee directors" under Rule 16(b)(3) of the Securities Exchange Act of 1934. Subject to the terms and conditions of the applicable plan, and in addition to the other authorizations granted to the Committee under the applicable plan, the Committee shall have full and final authority in its absolute discretion to (a) select the optionees to whom options will be granted, (b) determine the number of shares of Common Stock subject to any option, (c) determine the time when options will be granted, (d) determine the option price of Common Stock subject to an option,
(e) determine the time when

Common Stock subject to an option may be purchased, (f) prescribe the form of the option agreements governing the options which are granted under the applicable plan and to set the provisions of such option agreements as the Committee may deem necessary or desirable provided such provisions are not contrary to the terms and conditions of the applicable plan, (g) adopt, amend and rescind such rules and regulations as, in the Committee's opinion, may be advisable in the administration of the applicable plan, and (h) construe and interpret the applicable plan, the rules and regulations and the instruments evidencing options granted under the applicable plan and to make all other determinations deemed necessary or advisable for the administration of the applicable plan.

      Subject to the approval of the Board of Directors, the Committee may at any time amend, modify, suspend or terminate any plan. In no event, however, without the prior approval of the Company's stockholders, shall any action of the Committee or the Board result in: (a) amending, modifying or altering the eligibility requirements for those persons eligible for options; (b) increasing or decreasing, except in the event of stock splits, stock dividends, combinations, exchanges of shares or similar capital adjustments, the maximum number of shares for which options may be granted; (c) decreasing the minimum option price per share at which options may be granted under the applicable plan; (d) extending either the maximum period during which an option is exercisable or the date on which the applicable plan shall terminate; or (e) changing the requirements relating to the Committee; except as necessary to conform the applicable plan and/or the option agreements to changes in the Internal Revenue Code or other governing law.

      Any decision made or action taken by the Committee in connection with the administration, interpretation, and implementation of the applicable plan and of its rules and regulations, shall, to the extent permitted by law, be conclusive and binding upon all optionees under the applicable plan and upon any person claiming under or through such an optionee. Neither the Committee nor any of its members shall be liable for any action taken by the Committee pursuant to the applicable plan. No member of the Committee shall be liable for the action of any other Committee member.

      In the event of stock splits, stock dividends, combinations, exchanges of shares or similar capital adjustments, the Compensation Committee must make an appropriate adjustment in the options granted under the applicable plan, and the aggregate number of shares reserved for issuance thereunder also shall be adjusted accordingly. If any option expires without having been fully exercised, the shares with respect to which such options have not been exercised will be available for further options as will any shares paid or withheld to satisfy an optionee's withholding tax or option payment liability.

      Subject to certain conditions, the duration of each option granted under the applicable plan will be determined by the Committee, provided that no option shall be exercisable later than the tenth anniversary of the date the option was granted. Each option granted under the applicable plan may be subject to restrictions with respect to the time and other conditions of exercise as determined by the Committee.

      ISOs granted under the applicable plan are exercisable for a period of up to ten years from the date of grant at an exercise price that is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an ISO granted under the Stock Option Plan to a stockholder owning more than 10% of the voting power of the Company on the date of grant may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Stock on the date of the grant. NQOptions may be granted at more or less than fair market value under the applicable plan. Shares of Common Stock underlying an option shall be purchased by the optionee (i) giving written notice to the Company of the optionee's exercise of the option accompanied by full payment of the purchase price either in cash or, with the consent of the Committee (or as per the terms of the option agreement), in whole or in part in shares of Common Stock by delivery to the Company of shares of Common Stock that have been already owned by the optionee for at least six months, having a fair market value on the date the option is exercised equal to that portion of the purchase price for which payment in cash is not made, and
(ii) making appropriate arrangements acceptable to the Company with respect to income tax withholding, as required, which arrangements may include, at the absolute discretion of the Committee, in lieu of other withholding arrangements,
(a) the Company withholding from issuance to the optionee such number of shares of Common Stock otherwise issuable upon exercise of the option as the Company and the optionee may agree for the minimum required withholding, or (b) the optionee's delivery to the Company of shares of Common Stock having a fair market value on the date the option is exercised equal to that portion of the withholding obligation for which payment in cash is not made. Options granted under the applicable plan are generally not transferable other than upon an optionee's death, provided that the Committee has discretion to permit the transferability of NQOptions granted under the applicable plan to certain parties.

      The 2001 Stock Option Plan and The 2002 Stock Option Plan each provide that an optionee may exercise his or her stock options for up to 180 days following the date of termination without cause if the option agreement so provides. Under all other Stock Option Plans, upon an optionee's termination without cause, unless an option agreement contains differing terms with respect to vesting and exercisability which supercedes the provisions of the applicable plan, all unexercisable portions of the optionee's options vest and the optionee may exercise his or her options for up to 90 days following the date of termination. Any options that are ISO's must be exercised within 90 days after such termination, otherwise these options will receive the tax treatment offered to NQOptions.

      The maximum number of options that can be granted to any one participant during any one fiscal year is 500,000 under the 1993 Stock Option Plan, 210,000 under the Computerware Stock Option Plan, 300,000 under the 1996 Stock Option Plan, 150,000 under the 1997 Stock Option Plan, 150,000 under the 2000 and 2001 Stock Option Plans, and 250,000 under the 2002 Stock Option Plan.

      The Director Plan. Non-employee Directors are entitled to participate in the Director Plan, adopted by the Board of Directors in October 1995, and approved by stockholders in November 1995. A total of 250,000 shares of Common Stock have been reserved for issuance under the Director Plan. The Director Plan provides for an automatic grant of an option to purchase 5,000 shares of Common Stock to each non-employee Director serving as such on October 9, 1995 or for persons who become a non-employee Director thereafter, on their date of election or appointment as applicable. Options granted under the Director Plan have a term of ten years. One-third of the shares subject to each option vest on each anniversary date of the grant of the option so long as the optionee continues to serve as a Director on such dates. Of the 250,000 shares of Common Stock reserved for issuance thereunder, as of December 31, 2002, options covering 10,000 shares of Common Stock have been exercised, and options to acquire an aggregate of 95,000 shares of Common Stock (74,999 of which were exercisable at December 31, 2002) were outstanding at exercise prices ranging from $0.20 to $6.78 per share, and accordingly, as of December 31, 2002 additional options covering 145,000 shares of Common Stock could be granted under such option plan.

      The 1993 Stock Option Plan. The 1993 Stock Option Plan was adopted by the Board of Directors in February 1993, was approved by the Company's stockholders, and terminated on February 23, 2003. Of the 5,000,000 shares of Common Stock reserved for issuance thereunder, as of December 31, 2002, options covering 2,817,497 shares of Common Stock have been exercised, and options to acquire an aggregate of 2,036,677 shares of Common Stock (1,986,902 of which were exercisable at December 31, 2002) were outstanding at exercise prices ranging from $0.11 to $24.0025.

      The Computerware Stock Option Plan. The Computerware Stock Option Plan was adopted by the Board of Directors in February 1995, was approved by the Company's stockholders, and terminates on February 5, 2005. Of the 1,000,000 shares of Common Stock reserved for issuance under the Computerware Stock Option Plan, options totaling 990,000 shares have been granted at an exercise price of $4.00 per share, 414,000 of which have been exercised as of December 31, 2002, and 576,000 of which were exercisable as of December 31, 2002, and options covering 10,000 shares were available to be granted under such option plan.

      The 1996 Stock Option Plan. The 1996 Stock Option Plan was adopted by the Board of Directors in August 1996, was approved by the Company's stockholders and terminates on August 19, 2006. Of the 2,400,000 shares of Common Stock reserved for issuance under the 1996 Stock Option Plan, as of December 31, 2002, options covering 774,040 shares of Common Stock have been exercised, and options to acquire an aggregate of 1,506,063 shares of Common Stock (1,030,101 of which were exercisable at December 31, 2002) were outstanding as of December 31, 2002, at exercise prices ranging from $0.20 to $22.50 per share, and accordingly, options covering 119,897 shares of Common Stock were available to be granted under such option plan.

      The 1997 Stock Option Plan. The 1997 Stock Option Plan was adopted by the Board of Directors in April 1997, initially amended in February 1998, and approved by stockholders at the 1998 Annual Meeting. The 1997 Stock Option Plan also was amended in March 1999 to increase the shares covered by 1,000,000 (to a total of 3,000,000 shares) and was approved by the stockholders at the 1999 Annual Meeting. Of the 3,000,000 shares reserved for issuance thereunder, as of December 31, 2002, options covering 439,504 shares of Common Stock have been exercised and options to acquire an aggregate of 2,273,745 shares of Common Stock (1,577,506 of which were exercisable at December 31, 2002) were outstanding at exercise prices ranging from $0.20 to $5.75 per share, and accordingly, options covering 286,751 shares of Common Stock were available to be granted under such option plan.

      The 2000 Stock Option Plan. The 2000 Stock Option Plan was adopted by the Board of Directors in March 2000, was approved by the Company's stockholders, and terminates on March 21, 2010. Of the 2,750,000 shares of Common Stock reserved for issuance thereunder, as of December 31, 2002, options to acquire an aggregate of 2,386,676 were outstanding (1,133,153 of which were exercisable at December 31, 2002) at exercise prices ranging from $0.22 to $6.7813 per share, 10,000 were exercised and accordingly, options covering 353,324 shares of Common Stock were available to be granted under such option plan.

      The 2001 Stock Option Plan. The 2001 Stock Option Plan was adopted by the Board of Directors on November 10, 2000 and was amended and restated to provide for greater flexibility with respect to option agreement provisions related to the vesting of options following an optionee's termination of employment by reason of a termination without cause, and was approved by the Company's stockholders in May 2001. The 2001 Stock Option Plan terminates on November 10, 2010. Of the 2,400,000 shares of Common Stock reserved for issuance thereunder, as of December 31, 2002, options to acquire an aggregate of 1,875,713 shares of Common Stock (1,240,400 of which were exercisable at December 31, 2002) were outstanding at exercise prices ranging from $0.20 to $4.7813 per share, 59,950 were exercised and accordingly, options covering 464,337 shares of Common Stock were available to be granted under such option plan.

      The 2002 Stock Option Plan. The 2002 Stock Option Plan was adopted by the Board of Directors on June 11, 2001 and was approved by the Company's stockholders on June 12, 2002. The 2002 Stock Option Plan terminates on June 11, 2011. Of the 1,800,000 shares of Common Stock reserved for issuance thereunder, as of December 31, 2002, options to acquire an aggregate of 1,484,937 shares of Common Stock (212,972 of which were exercisable at December 31, 2002) were outstanding at exercise prices ranging from $0.20 to $1.68 per share, and accordingly, options covering 315,063 shares of Common Stock were available to be granted under such option plan.

CHANGE OF CONTROL FEATURE

      Generally, all option agreements under the Stock Option Plans, including those relative to the Named Executive Officers, contain provisions requiring the cash payment of the value of the options (represented by the difference between the option exercise price and the then-current fair market value of the underlying Common Stock), in some instances upon certain defined changes in control or sales of substantially all of the Company's assets. Such changes of control also may trigger, in certain cases, acceleration of the exercisability of certain options, which may occur if the Company is reorganized, consolidated or merged with another company and the Company is not the surviving company, or if 50% or more of the shares of the capital stock of the Company which are then issued and outstanding are purchased by a single person or entity.

OPTION GRANTS IN 2002

      Shown below is information relating to grants of stock options pursuant to the Stock Option Plans during the fiscal year ended December 31, 2002 to the Named Executive Officers. Such grants also are reflected in the Summary Compensation Table above.

POTENTIAL REALIZABLE VALUE

                                                  INDIVIDUAL GRANTS                                   POTENTIAL REALIZABLE VALUE
                         --------------------------------------------------------------------------        AT ASSUMED ANNUAL
                                                                                                         RATES OF STOCK PRICE
                                        % OF TOTAL        EXERCISE                                       APPRECIATION FOR THE
                          NO. OF        GRANTED TO        OR BASE                                            OPTION TERM (3)
                         SECURITIES     EMPLOYEES          PRICE                                      ----------------------------
                         UNDERLYING     IN FISCAL         ($ PER            GRANT        EXPIRATION
      NAME                OPTIONS          YEAR          SHARE)(1)          DATE             DATE             5%              10%
----------------------------------------------------------------------------------------------------------------------------------

Robert J. Crowell (4)       450,000        9.75           $0.445            04/12/02        04/12/12       125,936        319,147
                            200,000        4.33           $0.490 (2)        04/12/02        04/12/07        27,076         59,830
                            140,000        3.03           $0.220 (2)        07/26/02        07/26/07         8,509         18,804

John E. Halnen (5)          400,000        8.67           $0.445            04/12/02        04/12/12       111,943        283,686
                            105,000        2.27           $0.200            07/26/02        07/26/12        13,207         33,469

Peter A. Rendall (6)        400,000        8.67           $0.445            04/12/02        04/12/12       111,943        283,686
                            105,000        2.27           $0.200            07/26/02        07/26/12        13,207         33,469

Paul J. Mueller (7)          22,500        0.49           $0.445            04/12/02        04/12/12         6,297         15,957

Scott M. Soloway (8)         36,000        0.78           $0.445            04/12/02        04/12/12        10,075         25,532
                             35,000        0.76           $0.200            07/26/02        07/26/12         4,402         11,156

Neal E. Dwyer (9)            14,000        0.30           $0.445            04/12/02        04/12/12         3,918          9,929
                             14,000        0.30           $0.200            07/26/02        07/26/12         1,761          4,462

Melinda F. Ellett (10)       72,000        1.56           $0.445            04/12/02        04/12/12        20,150         51,064
                             20,000        0.43           $0.200            07/26/02        07/26/12         2,515          6,375

------------------

(1) This price represents the fair market value at the date of grant pursuant to the terms of the Company's Stock Option Plans, except for (2) below.

(2) This price represents 110% of the fair market value at the date of grant pursuant to the terms of the Stock Option Plans.

(3) Potential Realizable Value is based on certain assumed rates of appreciation pursuant to rules prescribed by the Securities and Exchange Commission (the "Commission"). Actual gains, if any, on stock option exercises are dependent on the future performance of the stock. There can be no assurance that the amounts reflected in this table will be achieved. In accordance with rules promulgated by the Commission, Potential Realizable Value is based upon the exercise price of the options.

(4)  The options granted to Mr. Crowell vest as follows:

     (i)    the 650,000 options granted on April 12, 2002 vested immediately;

     (ii) of the 140,000 options granted on July 26, 2002, 49,000 vest on July 26, 2003 and 91,000 vest on July 26, 2004.

(5)  The options granted to Mr. Halnen vest as follows:

     (i)    the 400,000 options granted on April 12, 2002 vested immediately;
            and

     (ii) of the 105,000 options granted on July 26, 2002, 36,750 vest on July 26, 2003 and 68,250 vest on July 26, 2004.

(6)  The options granted to Mr. Rendall vest as follows:

     (i)    the 400,000 options granted on April 12, 2002 vested immediately;
            and

     (ii) of the 105,000 options granted on July 26, 2002, 36,750 vest on July 26, 2003 and 68,250 vest on July 26, 2004.

     (iii) Mr. Rendall voluntarily left the employ of the Company on March 7, 2003 and all of his options terminated as of that date.

(7) The 22,500 options granted to Mr. Mueller on April 12, 2002, vested on August 31, 2002 as part of his termination from the Company without cause. The options were exercisable until February 28, 2003. Mr. Mueller did not exercise any of these options and they terminated on that date.

(8)  The options granted to Mr. Soloway vest as follows:

     (i) of the 36,000 options granted on April 12, 2002, 12,600 vest on April 12, 2003 and 23,400 vest on April 12, 2004; and

     (ii) of the 35,000 options granted on July 26, 2002, 12,250 vest on July 26, 2003 and 22,750 vest on July 26, 2004.

     (iii) Mr. Soloway voluntarily left the employ of the Company on March 25, 2003 and all of his options terminated as of that date.

(9)  Mr. Dwyer was appointed as Vice President, Finance on March 4, 2003.

(10) Ms. Ellett was elected as Secretary by the Board of Directors on April 2, 2003.

FISCAL YEAR-END OPTION VALUE TABLE

      The following table shows the number of shares of Common Stock acquired during 2002 by the exercise of options and the related value realized, as well as the number of shares of Common Stock and values represented by outstanding stock options held by each of the Named Executive Officers as of December 31, 2002. The value of unexercised in-the-money options at December 31, 2002 is calculated using $0.215 per share. See note (2) below.

                                                            NUMBER OF SECURITIES                     VALUE OF UNEXERCISED
                                                                    UNDERLYING                            IN THE MONEY
                                                           UNEXERCISED OPTIONS AT                          OPTIONS AT
                          SHARES                             DECEMBER 31, 2002                      DECEMBER 31, 2002(1)(2)
                        ACQUIRED ON        VALUE         --------------------------------        ----------------------------
                         EXERCISE        REALIZED        EXERCISABLE       UNEXERCISABLE        EXERCISABLE        UNEXERCISABLE

 Robert J. Crowell          --               --           1,826,382           191,899                --                  --
 John E. Halnen             --               --             990,233           160,266                --                  --
 Peter A. Rendall           --               --             799,509           249,804                --                  --
 Scott M. Soloway           --               --              71,950           121,050                --                  --

-------------

(1) Options are "in-the-money" if the fair market value of the Common Stock exceeds the exercise price.

(2) Represents the total gain which would be realized if all in-the-money options beneficially held at December 31, 2002 were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and $0.215, the average of the high and low sales prices per share of the Company's Common Stock on the Nasdaq SmallCap Market on December 31, 2002.

EXECUTIVE PROFIT PERFORMANCE BONUS PLAN

      At the Company's 1998 Annual Meeting, the stockholders approved the Elcom International, Inc. Executive Profit Performance Bonus Plan For Executive Officers (the "Executive Performance Plan") which was approved by the Board of Directors in September 1997. The Executive Performance Plan covers, for a fiscal year, those persons who, on the ninetieth day of that particular fiscal year, are the executive officers of the Company ("Executive Officers"). As such, the number of people covered will generally be limited to no more than ten, and in order to participate in the Executive Performance Plan, the Executive Officer must be employed as of March 30th of the calendar year and must be awarded a participation (also by March 30th) by the Compensation Committee of the Board of Directors (the "Committee").

      The Executive Performance Plan provides for incentive compensation payments (limited in amount to the lesser of: (a) two times the executive's base salary or (b) one million dollars) to be made to covered Executive Officers based upon the increase in the Company's reported operating income (or reduction in operating loss) over the prior year. Accordingly, the Board of Directors believes that the Executive Performance Plan provides a substantial incentive to those Executive Officers in the best position to affect the Company's operating performance and that substantial benefits will accrue to the Company from granting participations in the Executive Performance Plan. Such participations afford the Executive Officers a substantial incentive to enhance the value of the Company's Common Stock through their own efforts in improving the Company's operating results. The granting of participations also is expected to be instrumental in attracting and retaining key executives. Accordingly, the Company will, from time to time, grant participations to such Executive Officers as may be selected to participate in the Executive Performance Plan in accordance with the terms thereof. Although, the Company's reported operating profit improved from 2001 to 2002, no payments were made to Executive Officers for 2002 in respect of the Executive Performance Plan.

      The Executive Performance Plan is administered by the Compensation Committee of the Board, presently comprised of Messrs. Harries, Ortiz and Smith. Members of the Committee must be persons who qualify as "outside directors" under Section 162(m) of the Internal Revenue Code and who are "non-employee directors" under Rule 16(b)(3) of the Securities Exchange Act of 1934.

      Through December 31, 2000, the Executive Performance Plan was not permitted to be terminated or amended in any way that would adversely impact any current participant, without such participant's written consent. Thereafter, the Board of Directors or the Committee may amend or terminate the Executive Performance Plan. The participants have waived participation in the Executive Performance Plan for calendar year 2002.

      The Elcom International, Inc. Key Personnel Profit Performance Plan (the "Key Personnel Performance Plan"), which is designed to operate in conjunction with the Executive Performance Plan, is intended to provide a substantial incentive to key personnel who are not Executive Officers, but who can, in the performance of their duties, affect the Company's operating results. The Key Personnel Performance Plan Bonus Pool is limited to that portion of the 20% Bonus Pool (as defined in the Key Personnel Performance Plan) calculated under the terms of the Executive Performance Plan less payments under the Executive Performance Plan. Accordingly, the bonus pool available under the Key Personnel Performance Plan is generally limited to that portion of the 20% Bonus Pool calculated under the Executive Performance Plan, which is either unallocated to Executive Officers or is in excess of the payment limitations under the Executive Performance Plan (the annual payment to any one individual is limited in amount to the lesser of: (a) two times the executive's base salary or (b) one million dollars). Thus, based on existing allocations under the Executive Performance Plan, for 2002 approximately 65% of any Bonus Pool would have been available for award under the Key Personnel Performance Plan. The terms and administration of the Key Personnel Performance Plan generally correspond to those of the Executive Performance Plan, except that in the case of the Key Personnel Performance Plan, the annual payout to any one participant is limited to the lesser of $500,000 or two times the participant's base salary. The Compensation Committee controls participation in the Key Personnel Performance Plan. No payments were made under the Key Personnel Performance Plan with respect to the 2002 period.

EMPLOYMENT CONTRACTS

      Effective June 1, 1997, the Company entered into an employment agreement with Mr. Crowell (the "1997 Crowell Agreement") pursuant to which Mr. Crowell was retained for a term ending May 31, 2000, as the Chairman and Chief Executive Officer of the Company. The 1997 Crowell Agreement automatically renews for additional one-year terms unless terminated by either party more than two months prior to the end of the initial term or any renewal term thereof. As referenced below, Mr. Crowell and the Company entered into an Amended and Restated

Employment Agreement effective June 20, 2002. Therefore, since no notice of termination had been given under the 1997 Crowell Agreement, up to June 20, 2002, Mr. Crowell's employment with the Company was governed by the 1997 Crowell Agreement. The 1997 Crowell Agreement provided that Mr. Crowell was entitled to participate in all Company compensation plans and fringe benefit plans, on terms at least as favorable as other executives of the Company and that Mr. Crowell would have a 35% participation in the Executive Performance Plan Bonus Pool. The Compensation Committee may still make a discretionary payment under the Executive Performance Plan to Mr. Crowell for any current year. Under the 1997 Crowell Agreement, Mr. Crowell also was entitled to receive annual grants of options under the Company's Stock Option Plans to be made no later than July of each year in amounts commensurate with Mr. Crowell's position and performance as determined by the Compensation Committee and on terms no less favorable than the terms for options granted to other executives. The options generally were exercisable within a maximum of one year from date of grant, and, to the maximum extent allowable, were ISO's. All options that are ISO's have a per share exercise price of 110% of the fair market value of such shares (so long as Mr. Crowell owns at least 10% of the Company's outstanding stock) on the date of the grant, and all other options, including ISO's, if any, granted after he ceases to be a 10% stockholder, will have an exercise price per share equal to fair market value on the date of grant. If Mr. Crowell were to die, become disabled (as defined in the agreement) or be terminated other than "for cause" (as defined in the agreement), he would have been entitled to receive (i) cash equal to two times his then annual base salary, payable in 12 equal monthly installments, (ii) his bonus for that year if such termination occurred after March 1st of the respective fiscal year, and (iii) all other compensation and benefits to which he otherwise would have been entitled through the remaining term of the 1997 Crowell Agreement.

      Effective June 20, 2002, the Company entered into an Amended and Restated Employment Agreement with Robert J. Crowell (the "2002 Crowell Agreement") replacing the 1997 Employment Agreement. Pursuant to the 2002 Crowell Agreement, Mr. Crowell has been retained for a term ending June 20, 2006 as the Chairman and Chief Executive Officer of the Company. During the term, Mr. Crowell will receive a base salary of $525,000 per year, unless Mr. Crowell voluntarily agrees to a reduction in his compensation, see "Summary Compensation Table". The 2002 Crowell Agreement provides that Mr. Crowell is entitled to participate in all Company compensation plans and fringe benefit plans, on terms at least as favorable as other executives of the Company, and that Mr. Crowell will have a minimum rate of 50% participation in the Executive Performance Plan Bonus Pool, see "Executive Profit Performance Bonus Plan". Under the 2002 Crowell Agreement, Mr. Crowell is also entitled to receive an annual option grant to purchase at least 400,000 shares of the Company's Common Stock under the Company's Stock Option Plans to be made no later than July of each year. The options will be exercisable as determined by the Compensation Committee, and, to the maximum extent allowable, shall be ISO's.

      If Mr. Crowell's employment with the Company should terminate because of a disability (as defined) he becomes entitled to receive (i) a payment equal to two years' base salary, payable in 24 equal monthly installments, and (ii) health, dental benefits and group term life insurance for 24 months following termination of employment with the Company. If Mr. Crowell's employment with the Company should terminate other than for cause (as defined in the agreement) or upon Mr. Crowell's resignation for good reason (as defined) after a change in control (as defined in the agreement) he becomes entitled to receive (i) a severance payment equal to 2.99 times his base salary, payable 50% upon Mr. Crowell executing a release in favor of the Company and 50% payable in twelve equal monthly installments, (ii) all of Mr. Crowell's stock options shall become immediately vested and exercisable, and (iii) health, dental benefits and group term life insurance for a three year period following termination of employment with the Company. For purposes of calculating any such payment, Mr. Crowell's base salary shall be calculated without reference to any voluntary reductions then in effect.

      Effective June 20, 2002, the Company entered into an Employment Agreement with John E. Halnen (the "Halnen Agreement") and an Employment Agreement with Peter A. Rendall (the "Rendall Agreement"). Together, the Halnen Agreement and the Rendall Agreement are referred to herein as the "Employment Agreement". Pursuant to the Halnen Agreement, Mr. Halnen was retained for a term ending June 20, 2005 as the President and Chief Operating Officer of the Company. During the term, Mr. Halnen is entitled receive a base salary of $225,000 per year, unless Mr. Halnen voluntarily agrees to a reduction in his (cash) or base salary, and shall have the opportunity to receive an annual bonus of up to $75,000, payable quarterly, see "Summary Compensation Table". Pursuant to the Rendall Agreement, Mr. Rendall was retained for a term ending June 20, 2005 as the Chief Financial Officer of the Company. During the term, Mr. Rendall is entitled to receive a base salary of $240,000 per year, unless Mr.

Rendall voluntarily agrees to a reduction in his salary, see "Summary Compensation Table". Mr. Rendall voluntarily left the Company on March 7, 2003 and his termination provisions were not triggered.

      Each Employment Agreement provides that Messrs. Halnen and Rendall are entitled to participate in all Company compensation plans and fringe benefit plans, on terms at least as favorable as other executives of the Company, and that each of Messrs. Halnen and Rendall will have a minimum rate of 25% participation in the Executive Performance Plan Bonus Pool, see "Executive Performance Bonus Plan". Under each of the Employment Agreements, Messrs. Halnen and Rendall also are entitled to receive an annual option grant to purchase at least 200,000 shares of the Company's common stock under the Company's Stock Option Plans to be made no later than July of each year. The options will be exercisable as determined by the Compensation Committee, and, to the maximum extent allowable, shall be incentive stock options.

      If Mr. Halnen's employment with the Company should terminate because of a disability (as defined in the agreement) Mr. Halnen shall become entitled to receive (i) a payment equal to twelve months' base salary, payable in twelve equal monthly installments, and (ii) health, dental benefits and group term life insurance for twelve months following termination of employment with the Company. If Mr. Halnen's employment with the Company should terminate other than for cause (as defined in the agreement), Mr. Halnen shall become entitled to receive (i) a severance payment equal to twelve months' base salary payable in twelve equal monthly installments or, if, at the time of such termination Mr. Crowell is no longer Chairman and Chief Executive Officer of the Company, then such severance payment shall be equal to eighteen months annual compensation (as defined in the agreement), payable 50% upon Mr. Halnen executing a release in favor of the Company and 50% payable in twelve equal monthly installments, and
(ii) health, dental benefits and group term life insurance for twelve months following termination of employment with the Company. If Mr. Halnen's employment with the Company should terminate other than for cause (as defined in the agreement), following a change in control (as defined in the agreement) Mr. Halnen shall be entitled to receive (i) a severance payment equal to the greater of his annual compensation (as defined in the agreement) for the remainder of the term of the Halnen Employment Agreement or his annual compensation (as defined in the agreement) for two years, payable 50% upon Mr. Halnen executing a release in favor of the Company and 50% payable in 24 equal monthly installments, (ii) all of Mr. Halnen's stock options shall become immediately vested and exercisable, and (iii) Mr. Halnen shall become entitled to receive health, dental benefits and group term life insurance for 24 months following termination of employment with the Company. For purposes of calculating any such payment, Mr. Halnen's base salary and annual compensation shall be calculated without reference to any voluntary reductions then in effect.

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The following report of the Compensation Committee describes the philosophy, objectives and components of the Company's executive compensation programs for 2002 and discusses the determinations concerning the compensation for the Chief Executive Officer for 2002.

      The members of the Compensation Committee are William W. Smith, Richard
J. Harries, Jr., and John W. Ortiz. Each of Messrs. Smith, Harries and Ortiz are Non-Employee Directors of the Company.

COMPENSATION PHILOSOPHY

      In reviewing and overseeing the Company's compensation programs, the Compensation Committee adheres to a compensation philosophy which provides executive compensation programs that are designed to: (i) attract and retain key executives crucial to the long-term success of the Company; (ii) relate to the achievement of operational and strategic objectives; and (iii) be commensurate with each executive's performance, experience and responsibilities. In making its recommendations concerning salaries and awards under compensation plans, the Committee considers the financial condition and operational performance of the Company during the prior year, the Company's success in achieving strategic objectives that may have a long-term beneficial effect on the Company's results of operations and financial condition, and its assessment of the contributions of the individual executive officer to the Company's performance and to the achievement of its strategic objectives. The Committee, however, has not specifically focused on the compensation levels of executives in peer group companies in making compensation decisions. The Committee does not rely extensively on objective criteria in measuring individual performance and its decisions concerning compensation are primarily based on subjective decisions concerning the appropriate levels of compensation and are not the result of a highly formalistic process.

COMPENSATION PROGRAM

      As a means of implementing these compensation philosophies and objectives, the Company's compensation program for executive officers consists of the following primary elements: salary, participation in the Company's Stock Option Plans, and participation in the Executive Performance Plan. These particular elements are further explained below.

      Salaries - Salary levels for executive officers reflect the Committee's subjective judgments of appropriate salaries in light of the duties and responsibilities inherent in the executives' respective positions. The particular qualifications of an individual being considered for a position and his or her level of experience are considered in establishing a salary level when an individual is first appointed to a given position. The performance and contribution of the individual to the Company, as well as Company performance, are the primary criteria influencing salary administration. Salaries of executive officers are generally reviewed each year. In many instances, the primary factor in setting salary levels was the Company's desire to provide compensation in amounts sufficient to induce these individuals to join the Company.

      Stock Options - The Company uses stock options as a long-term incentive program for executives, management and employees. Stock options are used because they directly relate the amounts earned by the executive to the amount of appreciation realized by the Company's stockholders over comparable periods. Stock options also provide executives with the opportunity to acquire and build a meaningful ownership interest in the Company. The Committee considers possible grants of stock options throughout the year. In determining the number of options awarded to an individual executive, the Committee generally establishes a level of award based upon the position of the individual and his or her level of responsibility. The Committee also considers amounts of base salary and/or bonus payments which executives and other personnel may elect to forgo, in determining the quantity of options to be granted.

      Executive Performance Plan - The Executive Performance Plan reflects the Committee's desire to provide the Company's executives an opportunity to earn bonuses based upon actual reported improvements in the Company's performance. Accordingly, the Committee believes that the Executive Performance Plan provides a substantial incentive to the executives who are in the best position to affect the Company's operating performance. The Committee believes that by granting participation in the Executive Performance Plan, the executives will have a substantial incentive to enhance the value of the Company's Common Stock through their own efforts in improving the Company's operating profitability.

      Benefit Programs - The executive officers also participate in various welfare and benefit programs that are generally made available to all salaried employees. Executive officers also receive certain traditional perquisites, which are customary for their positions.

CHIEF EXECUTIVE OFFICER COMPENSATION

      The compensation arrangements for Mr. Crowell with respect to the 2002 fiscal year were primarily based upon the terms of his employment contracts with the Company, as described under "Executive Compensation -- Employment Contracts." Pursuant to the 1997 Crowell Agreement, as amended by the 2002 Crowell Agreement, Mr. Crowell is entitled to an annual minimum base salary of $525,000. Mr. Crowell's compensation was voluntarily suspended in December 2001 and again in April 2002, resulting in an aggregate voluntarily decrease of $157,500 (or 30%) from $525,000 to $367,500. On January 6, 2003, Mr. Crowell's compensation was again voluntarily suspended from $367,500 to $312,375, a decrease of $55,125. On April 2, 2003, after receiving a license fee advance from one of the Company's channel partners, Mr. Crowell's compensation was set at $446,250, a 15% reduction from his base salary. In April 2003, Mr. Crowell received a one time payment of $187,000 because of his compensation reduction in 2002 and first quarter of 2003. This amount was subsequently invested in a private placement of debt securities convertible into shares of Common Stock of the Company. The Compensation Committee did not conduct any official surveys of competitive, industry or revenue peer groups, but believes that, over the course of negotiation on the 2002 Crowell Agreement, that this annual base salary in 2002 is fair and reasonable given the position of the Company and Mr. Crowell's responsibilities.

      In addition, each of the 1997 Crowell Agreement and the 2002 Crowell Agreement provides that Mr. Crowell is entitled to participate in all of the other Company compensation plans and fringe benefit plans, on terms at least as favorable as other executives of the Company and that he participates in the Executive Performance Plan at a minimum rate of 35% (50% under the 2002 Crowell Agreement) of any bonus pool generated by such plan. Under the 1997 Crowell Agreement, Mr. Crowell also is entitled to receive annual grants of options under the Company's Stock Option Plans in amounts commensurate with Mr. Crowell's position and performance, as determined by the Compensation Committee and on terms no less favorable than the terms for options granted to other executives to be made no later than July of each year, under terms to be determined by the Compensation Committee and under the 2002 Crowell Agreement, Mr. Crowell also is entitled to receive annual grants of options under the Company's Stock Option Plans of no less than 400,000, to be made no later than July of each year, under terms to be determined by the Compensation Committee.

SECTION 162(M)

      Section 162(m) of the Internal Revenue Code (the "Section") disallows a tax deduction for any publicly traded company for individual compensation exceeding $1 million in any year for any of the Named Executive Officers, unless the compensation is performance-based or otherwise meets an applicable exemption. Since the aggregate compensation of each of the Company's executive officers is below the $1 million threshold and since the Committee believes that options granted under the Company's Stock Option Plans will meet the performance based provisions under the Section, the Committee currently believes that the Section will not reduce the tax deduction available to the Company for compensation paid in 2002 to the Company's executive officers.



                           COMPENSATION COMMITTEE
                           William W. Smith, Chairman
                           Richard J. Harries, Jr.
                           John W. Ortiz

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Company's Compensation Committee was formed to review, monitor and approve the compensation and benefits for the Company's executive officers (including bonuses, if any), administer the Company's stock option plans and other management compensation plans and make recommendations to the Board of Directors regarding such matters. No employees or executive officers of the Company serve on the Committee. The Committee is currently composed of Messrs. Harries, Ortiz, and Smith. No interlocking relationship exists between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

                                PERFORMANCE GRAPH

      Set forth below is a line graph and a table of the related underlying data comparing the percentage change in the cumulative total stockholders' return on the Company's Common Stock against the cumulative total return of the Total Return Index for The Nasdaq Stock Market - U.S. and Foreign ("Nasdaq Total"), and the index for Nasdaq Computer and Data Processing Services Stocks ("Industry") for the period beginning with the Company's initial public offering on December 20, 1995 and as of the last trading day on the Nasdaq in 1996, 1997, 1998, 1999, 2000, 2001, and 2002. The Industry index includes all Nasdaq listed securities with a Standard Industrial Classification (SIC) of 737. The graph assumes that the value of an investment in the Common Stock of Elcom International, Inc. at its initial public offering price and each index was $100 on December 20, 1995 and that all dividends, if any were reinvested.

  COMPARISON OF THE COMMON STOCK OF ELCOM INTERNATIONAL, INC. ("THE COMPANY"),
      THE TOTAL RETURN INDEX FOR THE NASDAQ STOCK MARKET - U.S. AND FOREIGN
                                ("NASDAQ TOTAL"),
   AND THE INDEX FOR NASDAQ COMPUTER AND DATA PROCESSING SERVICES STOCKS (SIC
                             CODE 737) ("INDUSTRY")

                                  [LINE GRAPH]

               12/20/1995     12/31/1996     12/31/1997     12/31/1998     12/31/1999     12/31/2000     12/31/2001     12/31/2002

The Company       100             72             64             18            309            13              13              2
Nasdaq Total      100            126            154            215            401           242             191            134
Industry          100            127            156            279            613           282             227            157

                       AUDIT COMMITTEE AND RELATED MATTERS

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of the Company's independent auditors. In addition, the Audit Committee must preapprove all audit and non-audit services performed by the Company's independent auditors. The Audit Committee's activities are governed by a written charter adopted by the Board of Directors.

      Management has the primary responsibility for the Company's financial statements and the reporting process, including the system of internal controls. The independent auditors audit the annual financial statements prepared by management and express an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee monitors these processes.

      In this context, the Audit Committee met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company's financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee reviewed and discussed the audited financial statements with management and the independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the independent auditors such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States of America.

      In addition, the independent auditors provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), related to the auditors' independence. The Audit Committee discussed with the independent auditors: (i) the auditors' independence from the Company and its management and considered the compatibility of non-audit services with the auditors' independence, and
(ii) the matters required by Statement on Auditing Standards No. 61.

      The Audit Committee discussed with the Company's financial management and independent auditors the overall scope and plans for the audit. The Audit Committee also met with the independent auditors, with and without management present, to discuss the results of the examinations, their evaluation of the Company's internal controls and the overall quality of the Company's financial reporting. In addition, the Audit Committee considered other areas of its oversight relating to the financial reporting process that it determined appropriate.

      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

                                AUDIT COMMITTEE
                                William W. Smith
                                Richard J. Harries, Jr.
                                John W. Ortiz


INDEPENDENT AUDITORS

      KPMG LLP ("KPMG") entered into an engagement letter with the Company in November 2002 to act as the Company's independent accountants for the fiscal year ended December 31, 2002.

      As of May 31, 2003, the Company has not (as yet) entered into an engagement letter with KPMG for the fiscal year ending December 31, 2003. The Company is in negotiations with KPMG as to the amount of fees to be paid under a renewed engagement.

      Fees for services rendered by KPMG for the last two fiscal years were:

                                               2001     2002
                                               ----     ----
                                              (in thousands)

Audit fees                                     $273     $225

Audit related fees                               31       22

Tax services                                    171       85

All Other Fees                                   --       --
                                               ----     ----

    Total fees                                 $475     $332
                                               ====     ====


AUDIT FEES

      KPMG has billed the Company $225,000 for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2002, the reviews of interim financial statements included in the Company's Forms 10-Q filed during the fiscal year ended December 31, 2002, and for consultation relating to accounting matters.


AUDIT RELATED FEES

      KPMG has billed the Company $22,000 for audit related fees for audits of employee benefit plans and for certain statutory audits in the United Kingdom.

TAX FEES

      KPMG has billed the Company $185,000 for tax planning and preparation services.

ALL OTHER FEES

      No other fees were paid to KPMG in either year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Company's Compensation Committee was formed to review, monitor and approve the compensation and benefits for the Company's executive officers (including bonuses, if any), administer the Company's stock option plans and other management compensation plans and make recommendations to the Board of Directors regarding such matters. No employees or executive officers of the Company serve on the Committee. The Committee is currently composed of Messrs. Harries, Ortiz, and Smith. No interlocking relationship exists between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

                                  OTHER MATTERS

      The Board of Directors is not aware of any matter to come before the Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. If other matters, however, properly come before the Annual Meeting, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment on such matters insofar as the Proxies are not limited to the contrary.

                                  SECTION 16(a)
                              BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Officers and Directors and persons who beneficially own more than ten percent of a registered class of the Company's equity securities (i.e., the Common Stock), to file reports of ownership and changes in ownership of such securities with the Commission. Officers, Directors and greater-than-ten-percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely upon a review of the copies of the forms furnished to the Company during or with respect to 2002, and written representations from certain reporting persons, the Company believes that no Officer, Director or greater-than-ten-percent beneficial owner failed to file on a timely basis during the year ended December 31, 2002 any report required by Section 16(a) of the Securities Exchange Act of 1934.

                           DATE TO SUBMIT STOCKHOLDER
                        PROPOSALS FOR 2004 ANNUAL MEETING

      Any stockholder who wishes to submit a proposal for inclusion in the proxy materials to be distributed by the Company in connection with its Annual Meeting of Stockholders to be held in 2004 must do so no later than March 5, 2004. To be eligible for inclusion in the 2004 Annual Meeting proxy materials of the Company, proposals must conform to the requirements set forth in Regulation 14A under the Securities Exchange Act of 1934. The Company may use its discretion in voting Proxies with respect to stockholder proposals not included in the Company's proxy materials for the 2004 Annual Meeting of Stockholders, unless the Company receives notice of such proposal(s) prior to May 19, 2004.

        AVAILABILITY OF ANNUAL REPORT ON FORM 10-K AND OTHER INFORMATION

      Upon the receipt of a written request from any stockholder, the Company will mail, at no charge to the stockholder, a copy of the Company's Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, for the Company's most recent fiscal year. Written requests for such Report and/or Proxy Statement should be directed to:

                            Elcom International, Inc.
                                  10 Oceana Way
                                Norwood, MA 02062

      You are urged to sign and return your Proxy promptly in the enclosed return envelope to make certain your shares will be voted at the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ Melinda F. Ellett

                                          Melinda F. Ellett
July 9, 2003                              Secretary

                       ANNUAL MEETING OF STOCKHOLDERS OF

                           ELCOM INTERNATIONAL, INC.

                                August 27, 2003






                           Please date, sign and mail
                             your proxy card in the
                           envelope provided as soon
                                  as possible.


    -Please detach along perforated line and mail in the envelope provided.-
--------------------------------------------------------------------------------


  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR FIXING THE SIZE OF THE BOARD OF
        DIRECTORS AT SEVEN AND THE ELECTION OF THE NOMINEE FOR DIRECTOR. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK
                YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE /X/

1. ELECTION OF DIRECTORS - To fix the size of the Board of Directors at seven and to elect the Director of the class whose term of office will otherwise expire in 2003 for a three-year term ending at the Annual Meeting of Stockholders in 2006.

/ / FOR                            NOMINEE:
                                   Class II: Richard J. Harries, Jr.
/ / WITHHOLD
    AUTHORITY

--------------------------------------------------------------------------------

To change the address on your account, please check the box at right
and indicate your new address in the address space above. Please note   / /
that changes to the registered name(s) on the account may not be submitted via this method.

--------------------------------------------------------------------------------

Signature of Stockholder                                    Date:
                        ------------------------------------     ---------------


--------------------------------------------------------------------------------



2. IN THEIR DISCRETION TO ACT ON ANY OTHER MATTER OR MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING.


Signature of Stockholder                                    Date:
                        ------------------------------------     ---------------



NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

                                     PROXY

                           ELCOM INTERNATIONAL, INC.

           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS, AUGUST 27, 2003

   The undersigned hereby constitutes and appoints Robert J. Crowell and John E. Halnen, and each of them, his or her true and lawful agents and Proxies, with full power of substitution in each, to represent and vote all of the shares of Common Stock, $.01 par value per share, of Elcom International, Inc. held of record as of the close of business June 30, 2003 by the undersigned at the Annual Meeting of Stockholders of Elcom International, Inc. to be held at the Holiday Inn Boston-Dedham Hotel and Conference Center, 55 Ariadne Road, Dedham, Massachusetts at 10:00 a.m. (E.D.T.) on August 27, 2003, and at any adjournment or postponement thereof, on all matters coming before said meeting.

You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND AUTHORIZES THE PROXIES TO TAKE ACTION IN THEIR DISCRETION UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR FIXING THE SIZE OF THE BOARD OF DIRECTORS AT SEVEN AND ELECTION OF THE NOMINEE AS DIRECTOR;

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                                                                     SEE REVERSE
                                                                         SIDE

                       ANNUAL MEETING OF STOCKHOLDERS OF

                           ELCOM INTERNATIONAL, INC.

                                AUGUST 27, 2003

                           PROXY VOTING INSTRUCTIONS


MAIL - Date, sign and mail your proxy card        ------------------------------
in the envelope provided as soon as possible.     COMPANY NUMBER
                                                  ------------------------------
                 -OR-                             ACCOUNT NUMBER
                                                  ------------------------------
INTERNET - Access "www.voteproxy.com" and         CONTROL NUMBER
follow the on-screen instructions. Have your ------------------------------ control number available when you access the web page.




  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.
--------------------------------------------------------------------------------



  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR FIXING THE SIZE OF THE BOARD OF
        DIRECTORS AT SEVEN AND THE ELECTION OF THE NOMINEE FOR DIRECTOR. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK
                YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. /X/


1. ELECTION OF DIRECTORS - To fix the        2. IN THEIR DISCRETION TO ACT ON
size of the Board of Directors at seven         ANY OTHER MATTER OR MATTERS
and to elect the Director of the class          WHICH MAY PROPERLY COME BEFORE
whose term of office will otherwise             THE ANNUAL MEETING.
expire in 2003 for a three-year term
ending at the Annual Meeting of
Stockholders in 2006.

   FOR           NOMINEE:
---           Class II: Richard J. Harries, Jr.


   WITHHOLD
   AUTHORITY
---


-----------------------------------------------








-----------------------------------------------
To change the address on your account,
please check the box at right and
indicate your new address in the address /    /
space above. Please note that changes to
the registered name(s) on the account
may not be submitted via this method.
-----------------------------------------------
Signature of Stockholder                                Date:
                        -------------------------------     --------------


2. IN THEIR DISCRETION TO ACT ON ANY OTHER MATTER OR MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Signature of Stockholder                                Date:
                        -------------------------------     --------------

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.